Exhibit 10.18

EXECUTION COPY

BRIDGE LOAN AGREEMENT

dated as of January 15, 2007

among

HOSPIRA, INC.,
as the Borrower,

THE BANKS AND FINANCIAL INSTITUTIONS LISTED HEREIN,
as Lenders,

ABN AMRO INCORPORATED,
CITIGROUP GLOBAL MARKETS INC.
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Bookrunners and Joint Lead Arrangers,

ABN AMRO INCORPORATED
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Syndication Agents,

and

CITICORP NORTH AMERICA, INC.,
as Administrative Agent

BRIDGE LOAN AGREEMENT

i

4.14	Restrictions	44

SECTION 5. AFFIRMATIVE COVENANTS		44

5.1	Financial Statements and Other Reports	44
5.2	Books and Records	46
5.3	Existence	47
5.4	Insurance	47
5.5	Payment of Taxes and Claims	47
5.6	Payment and Performance of Obligations	47
5.7	Maintenance of Properties	47
5.8	Compliance with Laws	48
5.9	Use of Proceeds	48
5.10	Claims Pari Passu	48
5.11	Further Assurances	48

SECTION 6. NEGATIVE COVENANTS		48

6.1	Liens	49
6.2	Indebtedness	50
6.3	Acquisitions	52
6.4	Restrictions on Subsidiary Distributions	52
6.5	Restricted Payments	52
6.6	Restriction on Fundamental Changes and Asset Sales	52
6.7	Conduct of Business	53
6.8	Fiscal Year	53
6.9	Subordinated Indebtedness	53
6.10	Transactions with Shareholders and Affiliates	53
6.11	Financial Covenants	54
6.12	Interest Rate Agreements and Currency Agreements	55

SECTION 7. EVENTS OF DEFAULT		55

7.1	Failure to Make Payments When Due	55
7.2	Default in Other Agreements	55
7.3	Breach of Certain Covenants	55
7.4	Breach of Representation or Warranty	56
7.5	Other Defaults Under Loan Documents	56
7.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	56
7.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	56
7.8	Judgments and Attachments	57
7.9	Dissolution	57
7.10	Employee Benefit Plans	57
7.11	Change in Control	57
7.12	Repudiation of Obligations	57
7.13	Material Adverse Change	57

SECTION 8. MISCELLANEOUS		58

8.1	Assignments and Participations in Loans	58
8.2	Expenses	60
8.3	Indemnity	61
8.4	Set-Off	62
8.5	Amendments and Waivers	62
8.6	Independence of Covenants	63
8.7	Notices	63
8.8	Survival of Representations, Warranties and Agreements	64
8.9	Failure or Indulgence Not Waiver; Remedies Cumulative	65
8.10	Marshalling; Payments Set Aside	65
8.11	Severability	65
8.12	Headings	65
8.13	Applicable Law	65
8.14	Successors and Assigns	66
8.15	Consent to Jurisdiction and Service of Process	66
8.16	Waiver of Jury Trial	67
8.17	Confidentiality	67
8.18	Ratable Sharing	68
8.19	Counterparts; Effectiveness	69
8.20	Obligations Several; Independent Nature of Lenders’ Rights	69
8.21	Usury Savings Clause	69

SECTION 9. AGENTS		70

9.1	Appointment	70
9.2	Powers and Duties; General Immunity	70
9.3	Representations and Warranties; No Responsibility For Appraisal of Creditworthiness	72
9.4	Right to Indemnity	72
9.5	Successor Administrative Agent	73
9.6	Acknowledgment of Potential Related Transactions	73

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF CONVERSION/CONTINUATION NOTICE
III	FORM OF NOTE
IV	FORM OF CERTIFICATE RE NON-BANK STATUS
V	FORM OF ASSIGNMENT AGREEMENT
VI	FORM OF SECRETARY’S CERTIFICATE
VII	FORM OF OFFICER’S CERTIFICATE (SECTION 3.1A(v))
VIII	FORM OF OFFICER’S CERTIFICATE (SECTION 3.1A(vi))

SCHEDULES

2.1A	LENDERS’ COMMITMENTS AND PRO RATA SHARES
6.1	LIENS
6.2	SUBSIDIARY INDEBTEDNESS
6.10	TRANSACTIONS WITH AFFILIATES

v

BRIDGE LOAN AGREEMENT

This BRIDGE LOAN AGREEMENT is dated as of January 15, 2007 and entered into by and among Hospira, Inc., a Delaware corporation (the “Borrower”), the banks and financial institutions listed on the signature pages hereof (collectively, the “Initial Lenders”), ABN AMRO Incorporated (“ABN AMRO”), Citigroup Global Markets, Inc. (“CGMI”) and Morgan Stanley Senior Funding, Inc. (“MSSF”) as joint lead bookrunners and joint lead arrangers (in such capacity, the “Lead Arrangers”), ABN AMRO and MSSF as joint syndication agents (in such capacity, the “Syndication Agents”), and Citicorp North America, Inc. as administrative agent for the Lenders (“Citicorp” and in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

The Borrower has requested, and the Lenders have agreed to extend, term loans in the amount and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Borrower, the Lenders, the Lead Arrangers, the Syndication Agents, the Documentation Agents and the Administrative Agent agree as follows:

SECTION 1. DEFINITIONS

1.1                               Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“ABN AMRO” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Acquisition” means the purchase or other acquisition (by merger or otherwise) by a Person of all of substantially all of the assets of, or all of the Capital Stock of, or a business line or unit or a division of, any other Person.

“Administrative Agent” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Affected Lender” shall have the meaning ascribed to such term in Section 2.9B.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means the Administrative Agent and the Syndication Agents, collectively, and also means and includes any successor Administrative Agent appointed pursuant to Section 9.5.

“Aggregate Amounts Due” shall have the meaning ascribed to such term in Section 8.18.

“Agreement” means this Loan Agreement as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the applicable Performance Level with respect to the Borrower in effect on such date, as set forth below:

Performance Level	Level I	Level II	Level III	Level IV	Level V
Base Rate Applicable Margin	0%	0%	0%	0%	0.20%
LIBOR Applicable Margin	0.350%	0.450%	0.600%	0.700%	1.200%
Commitment Fee	0.075%	0.090%	0.100%	0.150%	0.250%

For purposes hereof, “Performance Level” means, with respect to the Borrower, Performance Level I, Performance Level II, Performance Level III, Performance Level IV or Performance Level V, as identified by reference to the public debt rating of the Borrower, as the case may be, in effect on such date as set forth below:

Performance Level	Public Debt Rating
Level I	Long Term Senior Unsecured Debt rated greater than or equal to A- by S&P or A3 by Moody’s
Level II	Long Term Senior Unsecured Debt rated greater than or equal to BBB+ by S&P or Baa1 by Moody’s
Level III	Long Term Senior Unsecured Debt rated greater than or equal to BBB by S&P or Baa2 by Moody’s
Level IV	Long Term Senior Unsecured Debt rated greater than or equal to BBB- by S&P or Baa3 by Moody’s
Level V	Long Term Senior Unsecured Debt rated less than BBB- by S&P or Baa3 by Moody’s, and at all other times (including if such ratings are not available from both S&P and Moody’s)

For purposes of this definition, the Performance Level shall be determined by the applicable public debt rating for the Borrower as follows:  (i) the public debt ratings shall be determined by the then-current rating announced by either S&P or Moody’s, as the case may be, for any class of non-credit-enhanced long-term senior unsecured debt issued by the Borrower; (ii) if only one of S&P and Moody’s shall have in effect such a public debt rating, the Performance Level shall be determined by reference to the applicable rating; (iii) if neither S&P nor Moody’s shall have in effect such a public debt rating, the applicable Performance Level will be Level V; (iv) if such public debt ratings established by S&P and Moody’s shall fall within different levels, the public debt rating will be determined by the higher of the two ratings, provided that, in the event that the lower of such public debt ratings is more than one level below the higher of such public debt ratings, the public debt rating will be determined based upon the level that is one level above the lower of such public debt ratings; (v) if any such public debt rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (vi) if S&P or Moody’s shall change the basis on which such public debt ratings are established, each reference to the public debt rating announced by S&P or Moody’s, as the case may be, shall refer to the then-equivalent rating by S&P or Moody’s, as the case may be.

“Applicable Reserve Requirement” means, at any time with respect to any Lender, for any LIBOR Rate Loan, the rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained by such Lender against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by the applicable Lender with respect to (i) any category of liabilities which includes deposits by reference to which the applicable LIBOR rate is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. For purposes hereof, a LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback transaction, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiary’s businesses, properties or assets of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any Subsidiary of the Borrower, other than such businesses, properties or assets sold in the ordinary course of business and consistent with past business practice of the Borrower and its Subsidiaries.

“Assignment Agreement” means an assignment agreement, substantially in the form of Exhibit V hereto, satisfactory in form and substance to the Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Borrowing” means a borrowing consisting of Loans of the same Type that (i) are made, continued or converted on the same day and (ii) in the case of LIBOR Rate Loans, have the same Interest Period.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit IV annexed hereto delivered by a Lender to the Administrative Agent pursuant to Section 2.8B(iii)(b).

“CGMI” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Change of Control” means (i) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) shall have acquired beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower; (ii) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower; (iii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, a majority of the members of the board of directors of the Borrower shall not be Continuing Directors; or (iv) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower.

“Citicorp” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Commitment” means the amount of the commitment of a Lender to make a Loan hereunder and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment, if any, is set forth on Schedule 2.1A or in the applicable Assignment Agreement, subject to any adjustment, increase or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the date of this Agreement is $1,425,000,000.

“Commitment Fee” shall have the meaning ascribed to such term in Section 2.6(i).

             “Compliance Certificate” means a certificate of the chief financial officer, treasurer or controller of the Borrower setting forth computations in reasonable detail demonstrating (i) compliance with the covenants set forth in Section 6.11, as at the end of the period covered by such financial statements, and (ii) certifying that such officer has obtained no knowledge of any Potential Event of Default or Event of Default except as specified in such certificate.

“Consolidated Adjusted EBITDA” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, for any period, an amount equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Financing Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, and (f) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period) and (e) Permitted Addbacks, minus (ii) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).

“Consolidated Financing Expense” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to any letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

“Consolidated Net Income” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, for any period, (i) the net income (or loss) for the Borrower and its Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Net Worth” means, at any date of determination, all items which in conformity with GAAP would be included under shareholders’ equity on a consolidated balance sheet of the Borrower and its Subsidiaries.

“Consolidated Total Debt” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness, determined on a consolidated basis in accordance with GAAP.

“Continuing Director” as applied to any Person, means, for any period, an individual who is a member of the board of directors of such Person on the first day of such period or whose election to the board of directors of such Person is approved by a majority of the other Continuing Directors.

“Contractual Obligation”, as applied to any Person, means any provision of any securities issued by that Person or of any indenture, mortgage, deed of trust, or other material contract, undertaking, agreement or other material instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit II.

“Credit Date” shall have the meaning ascribed to such term in Section 2.1A.

“Credit Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Commitments, that Lender’s Commitment; and (ii) after the termination of the Commitments, the aggregate outstanding principal amount of the Loans of that Lender.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:  (i) the date on which all the Obligations are declared or become immediately due and payable, (ii) the date on which the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of its Defaulted Loan or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.7A or C) and (iii) the date on which the Borrower, the Administrative Agent and the Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” shall have the meaning ascribed to such term in Section 2.10.

“Defaulting Lender” shall have the meaning ascribed to such term in Section 2.10.

“Divestiture” means the sale by Borrower of certain assets as required under the Consent Order relating to the Federal Trade Commission’s termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 in connection with the Mayne Pharma Acquisition.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 3.1 are satisfied or waived in accordance with Section 8.5.

“Eligible Assignee” means (A) any Lender and any Affiliate of any Lender; and (B) any commercial bank, savings and loan association, savings bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided that no Affiliate of the Borrower or any of its Subsidiaries shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is or was maintained or contributed to by the Borrower or any of its ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, order, consent decree, settlement, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future federal, state, local and foreign laws and regulations, statutes, ordinances, orders, rules, guidance documents, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Borrower shall continue to be considered an ERISA Affiliate of the Borrower within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower and with respect to liabilities arising after such period relating to the period that such entity was an ERISA Affiliate.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which 30-day notice to the PBGC has been waived); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential withdrawal liability to the Borrower or any of its ERISA Affiliates as a result of the withdrawal, or the receipt by the Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, in each case in an amount that would be material; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against the Borrower or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the events set forth in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (i) the Fee Letter, dated October 3, 2006, among the Borrower, MSSF, ABN and CGMI, as the same may be amended, supplemented or otherwise modified from time to time and (ii) the Fee Letter, dated October 3, 2006, between the Borrower and MSSF, as the same may be amended, supplemented or otherwise modified from time to time.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries (excluding any Subsidiary that is acquired after the date hereof that has not yet changed its fiscal year to a calendar year) ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding and Payment Office” means the office of the Administrative Agent as set forth under the Administrative Agent’s name on the signature pages hereof, or such other office designated in a written notice delivered by the Administrative Agent to the Borrower and each Lender.

“Funding Default” shall have the meaning ascribed to such term in Section 2.10.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the United States accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, registration with, approval of, consent order or consent decree of or from, or notice to any Governmental Authority.

“Hazardous Materials” means any chemical, material or substance, (i) exposure to which is prohibited or limited by any Governmental Authority, (ii) which is designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” under any Environmental Law or (iii) which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” shall have the meaning ascribed to such term in Section 8.21.

“Implementation Agreement” means the Scheme Implementation Agreement dated September 20, 2006 among Mayne Pharma, Hospira Holdings (S.A.) Pty Ltd and the Borrower.

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; and (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above.

“Indemnitees” shall have the meaning ascribed to such term in Section 8.3.

“Indemnified Liabilities” shall have the meaning ascribed to such term in Section 8.3.

“Initial Lenders” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, to (ii) Consolidated Financing Expense for such four-Fiscal Quarter period.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Effective Date, and the Maturity Date and (ii) any LIBOR Rate Loan, the last day of each Interest Period therefor and, if any such Interest Period is longer than three months, the date that is three months after the first day of such Interest Period, provided that, if any Interest Payment Date would otherwise fall on a day which is not a Business Day, it shall be postponed to the next day which is a Business Day.

“Interest Period” shall have the meaning ascribed to such term in Section 2.5B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered a Joint Venture to which such Person is a party.

“Lead Arrangers” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Lender” and “Lenders” shall mean the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.1.

“Leverage Ratio” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, the ratio of (i) Consolidated Total Debt as of the last day of any Fiscal Quarter to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended.

“LIBOR” means, for any Interest Rate Determination Date, the offered rate in the London interbank market for deposits in Dollars offered for a term comparable to such Interest

Period that appears on Telerate Page 3750 as of approximately 11:00 A.M., London time (or such other page as may replace such page on such service for the purpose of displaying the rates at which such Dollar deposits are offered by leading banks in the London interbank deposit market), or if no quotation appears on Telerate Page 3750, the average rate per annum which the offices of four leading banks selected by the Administrative Agent and located in London offer for deposits in Dollars in the London interbank deposit market at approximately 11:00 a.m. (London time).

“LIBOR Rate Loan” means any Loan bearing interest at a rate calculated with respect to LIBOR.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1A.

“Loan Documents” means this Agreement, the Fee Letters and any Note.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform, or of the Administrative Agent to enforce, any of the Obligations of the Borrower or (iii) the legality, validity, binding effect or enforceability against the Borrower of a Loan Document. For the avoidance of doubt, changes or effects resulting from items related to Permitted Addbacks shall not be considered in determining whether a Material Adverse Effect has occurred.

“Maturity Date” means the earlier to occur of (i) the first anniversary of the Effective Date and (ii) the date of the acceleration of the Loans pursuant to Section 7.

“Mayne Pharma” means Mayne Pharma Limited ACN 097 064 330.

“Mayne Pharma Acquisition” means the acquisition by Hospira Holdings (S.A.) Pty Ltd of all of the stock of Mayne Pharma substantially on the terms set forth in the Implementation Agreement.

“Moody’s” means Moody’s Investor Services, Inc. or any successor thereto.

“MSSF” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA to which the Borrower or any of its ERISA Affiliates is obligated to make contributions.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset or the incurrence or issuance of any debt or the sale or issuance of any equity interests (including any capital contribution) by the Borrower or any of its Subsidiaries, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal and accounting fees, filing fees, finder’s fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of the Borrower and are properly attributable to such transaction or to the asset that is the subject thereof.

“Non-US Lender” shall have the meaning ascribed to such term in Section 2.8B(iii)(a).

“Note” means a promissory note of the Borrower payable to the order of any Lender issued pursuant to Section 2.4C, in substantially in the form of Exhibit III, as amended, supplemented or otherwise modified from time to time.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto delivered by the Borrower to the Administrative Agent pursuant to Section 2.1B with respect to the proposed borrowing of the Loans.

“Obligations” means all obligations of every nature of the Borrower from time to time owing to the Agents, the Lead Arrangers and the Lenders or any of them under the Loan Documents.

“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by any one of its chairman of the board (if an officer), its president, one of its vice presidents, its chief financial officer or its treasurer or, as applied to any limited partnership, a certificate executed on behalf of such limited partnership by the chairman of the board (if an officer), the president, one of the vice presidents, the chief financial officer or treasurer of the general partner of such limited partnership, or, if the general partner of such limited partnership is an individual, executed by such individual; provided that every Officer’s Certificate with respect to the compliance with a condition precedent to the making of any Borrowing shall include:  (i) a statement that the officer making or giving such Officer’s Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signer, he has made or has caused to be made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signer, such condition has been complied with.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended,

(ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is intended to be qualified under Section 401(a) of the Code.

“Performance Level” shall have the meaning ascribed to such term within the definition of “Applicable Margin”.

“Permitted Acquisition” means an Acquisition permitted by Section 6.3.

“Permitted Addbacks” means, for any period ending on or after March 31, 2007, each of the following to the extent taken into account in determining Consolidated Net Income for such period (all calculated on a consolidated pre-tax basis): (a) any one-time or special non-cash charges or expenses resulting from the Mayne Pharma Acquisition, including charges relating to the write-up of Mayne Pharma’s inventory and the write-off of in-process research and development; (b) the first $115,000,000 of charges and expenses (whether cash or non-cash) incurred before December 31, 2008 related to the integration of Mayne Pharma into the Borrower, including charges and expenses for employee severance or retention, integration of information systems, plant shutdowns, product relocation and relabeling and consulting fees); (c) the first $109,000,000 of restructuring charges and expenses (whether cash or non-cash) incurred after March 31, 2006 and before December 31, 2008 related to the Borrower’s closure of its Ashland, Ohio, Donegal, Ireland and Montreal, Canada facilities and exit from its North Chicago, Illinois facility and related expenses (whether cash or non-cash) for the relocation of production from such facilities to other facilities; and (d) the first $24,000,000 of charges and expenses (whether cash or non-cash) incurred after March 31, 2006 and before December 31, 2006 related to the Borrower’s separation from Abbott Laboratories, including the establishment of new facilities, the build-out of independent information technology systems, and product registration and re-labeling.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate of interest as announced by the Administrative Agent from time to time as its base rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (i) the Credit Exposure of such Lender by (ii) the aggregate Credit Exposure of all Lenders.

“Proceedings” shall have the meaning ascribed to such term in Section 5.1(vi).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary of the Borrower pursuant to which the Borrower or any such Subsidiary may sell, convey, pledge or otherwise transfer to a newly-formed Subsidiary of the Borrower or other special purpose entity, or any other Person, any accounts receivable (including chattel paper, instruments and general intangibles) or notes receivable and the rights and certain other property related thereto, provided that (i) all of the terms and conditions of such transaction or series of transactions, including the amount and type of any recourse to the Borrower or a Subsidiary of the Borrower with respect to the assets transferred, are acceptable to the Administrative Agent and the Requisite Lenders and (ii) the Receivables Transaction Attributed Indebtedness incurred in all such transactions does not exceed $150,000,000 at any time outstanding.

“Receivables Transaction Attributable Indebtedness” means, with respect to any Qualified Receivables Transaction on any date of determination, the unrecovered purchase price on such date of all assets sold, conveyed, pledged or otherwise transferred by the Borrower or any wholly-owned Subsidiary of the Borrower to the third-party conduit entity or other receivables credit provider under such Qualified Receivables Transaction.

“Register” shall have the meaning ascribed to such term in Section 2.4A.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” shall have the meaning ascribed to such term in Section 2.11.

“Requisite Lenders” means Lenders having aggregate Pro Rata Shares of more than 50%.

“Responsible Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the General Counsel of the Borrower or any other officer of the Borrower responsible for overseeing or reviewing compliance with the Agreement.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower, except a dividend payable solely in shares of such class of Capital Stock to the holders of such class of Capital Stock; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower, except any repurchase or other acquisition of shares of such Capital Stock, or warrants, options or other rights to acquire such shares, in connection with employee compensation in the ordinary course of business in accordance with plans approved by the board of directors of the Borrower.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation or any successor thereto.

“Scheme” means the scheme of arrangement between Mayne Pharma and its shareholders in the form approved by the Court (as defined in the Implementation Agreement) on the Second Court Date (as defined in the Implementation Agreement), pursuant to which the Borrower or a Subsidiary thereof will acquire all of the outstanding ordinary shares of Mayne Pharma.

“Securities” means any stock, share, partnership interest, membership interest in a limited liability company, voting trust certificates, certificate of interest or participation in any profit-sharing agreement or arrangement, option, warrant, bond, debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Significant Subsidiary” means, at any time, a Subsidiary that has or represents at least 5% of (i) the consolidated gross revenues of the Borrower and its Subsidiaries for the Fiscal Year then most recently ended and/or (ii) the consolidated assets of the Borrower and its Subsidiaries as of the last day of the Fiscal Year then most recently ended.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subject Transaction” shall have the meaning ascribed to such term in Section 6.11D.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries, subordinated in right and time of payment to the Obligations.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Surviving Obligations” means contingent indemnification liabilities of the Borrower under the Loan Documents that are not yet due and payable.

“Syndication Agents” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Loans” means the loans to the Borrower under the $500,000,000 Term Loan Agreement dated January 15, 2007 among the Borrower, the lenders parties thereto and Citibank, N.A., as administrative agent for such lenders.

“Terminated Lender” shall have the meaning ascribed to such term in Section 2.11.

“Transaction” means the Mayne Pharma Acquisition and the debt financings contemplated thereby.

“Type of Loan” means a Base Rate Loan or a LIBOR Rate Loan.

1.2                               Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the respective meanings assigned to them in conformity with GAAP.  Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in effect on the date hereof which are in conformity with those used to prepare the financial statements referred to in Section 4.4.  Financial statements and other information required to be delivered by the Borrower to the Administrative Agent pursuant to clauses (i) and (ii) of Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation.  In the event that a change in GAAP or other accounting principles and policies after the date hereof affects in any material respect the calculations of the covenants contained herein, the Lenders and the Borrower agree to negotiate in good faith to amend the affected covenants (and related definitions) to compensate for the effect of such changes so that the restrictions, limitations and performance standards effectively imposed by such covenants, as so amended, are substantially identical to the restrictions, limitations and performance standards imposed by such covenants as in effect on the date hereof; provided that, if the Requisite Lenders and the Borrower fail to reach agreement with respect to such amendment within a reasonable period of time following the date of effectiveness of any such change, calculation of compliance by the Borrower and its Subsidiaries with the covenants contained herein shall be determined in accordance with GAAP as in effect immediately prior to such change.

1.3                               Other Definitional Provisions and Rules of Construction.

A.                                    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.                                    References to “Sections” and subsections shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

C.                                    The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D.                                    Whenever the term “wholly-owned” is used with respect to a Subsidiary of a Person, such term means that all of the Capital Stock (other than directors’ qualifying shares) of such Subsidiary is owned, directly or indirectly, by such Person.

E.                                      For purposes of this Agreement, any reference to a “Loan” may be (as the context requires) a reference to (i) the single Loan of Lender made on the Credit Date or purchased in whole or part via an assignment; or (ii) a portion of a Loan referred to in the preceding clause (i) that is of a particular Type and, in the case of a LIBOR Loan, has a particular interest period.

SECTION 2.     AMOUNT AND TERMS OF COMMITMENTS AND LOANS

2.1                               Commitment; Making of Loans.

A.                                    Commitments.

(i)                                     On any Business Day during the period from the Effective Date through February 7, 2007 (such Business Day, the “Credit Date”), subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Lender severally agrees to make a Loan in an amount up to but not exceeding such Lender’s Commitment as set forth opposite its name on Schedule 2.1A annexed hereto.

(ii)                                  After giving effect to the Loans made on the Credit Date, each Lender’s Commitment shall expire.  Amounts borrowed pursuant to this Section 2.1A and repaid or prepaid may not be reborrowed.

B.                                    Borrowing Mechanics.

(i)                                     Each Borrowing shall at all times be in minimum amount of $5,000,000.

(ii)                                  The Borrower shall deliver to Administrative Agent on behalf of the Lenders a fully executed Notice of Borrowing (a) if any portion of the Loans initially will consist of LIBOR Rate Loans, not later than 11:00 a.m. (New York City time), at least three (3) Business Days in advance of the proposed Credit Date; or (b) otherwise, not later than 11:00 a.m. (New York City time), on the proposed Credit Date.  Except as otherwise provided herein, the Notice of Borrowing for LIBOR Rate Loans shall be irrevocable on and after the initial Interest Rate Determination Date, and the Borrower shall be bound to borrow such Loans in accordance therewith.  The Notice of Borrowing shall specify the following information:

(a)                                  the aggregate amount of such Loans;
(b)                                 the Credit Date, which shall be a Business Day;
(c)                                  whether the Loans initially are to be Base Rate Loans or LIBOR Rate Loans or a combination thereof; and
(d)                                 the location and number of the Borrower’s account to which funds are to be disbursed.

(iii)                               Notice of receipt of the Notice of Borrowing, together with the amount of each Lender’s Pro Rata Share thereof, together with the applicable interest rate, shall be provided by the Administrative Agent to each Lender by facsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 11:00 a.m. (New York City time)) not later than 2:00 p.m. (New York

City time) on the same day as the Administrative Agent’s receipt of the Notice of Borrowing from the Borrower.

(iv)                              Each Lender shall make the amount of its Loan available to the Administrative Agent on the Credit Date by wire transfer not later than 12:00 p.m. (New York City time) or, if later, not more than one hour after receipt of the Administrative Agent’s delivery of the notice pursuant to clause (iii) above, in same day funds in Dollars at the Funding and Payment Office.

(v)                                 Except as provided herein, upon satisfaction or waiver of the conditions precedent specified in Section 3.1 and Section 3.2, the Administrative Agent shall make the proceeds of the Loans available to the Borrower on the Credit Date by causing an amount of same day funds equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders to be credited to the account referred to in Section 2.1B(ii)(d).

2.2                               Repayment.

A.                                    The Loans and all other amounts owed hereunder with respect to the Loans and the Commitment of each Lender shall be paid in full on the Maturity Date.

2.3                               Pro Rata Shares; Availability of Funds.

A.                                    Pro Rata Shares.  The Loans shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares (determined as of the Credit Date), it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make its Loan hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make its Loan hereunder.

B.                                    Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on the Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on the Credit Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender or an Affiliate of such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans.  Nothing in this Section 2.3B shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.4                               The Register; Evidence of Debt; Notes.

A.                                    Register.

(i)                                     The Administrative Agent shall maintain at its Payment and Funding Office a register for the recordation of the names and addresses of the Lenders and the Commitment and Loan of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record in the Register the Commitment and the Loan of each Lender, and each repayment or prepayment in respect of the principal amount of such Loans.  Any such recordation shall be prima facie evidence of the amount owed to such Lender hereunder; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Obligations in respect of any Loan.  The Borrower hereby designates Citicorp to serve as the Borrower’ agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Borrower hereby agrees that, to the extent Citicorp serves in such capacity, Citicorp and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees” hereunder.

(ii)                                  The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided in Section 8.1C.  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

B.                                    Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations of the Borrower in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

C.                                    Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender, promptly after the Borrower’s receipt of such notice, a Note or Notes to evidence such Lender’s Loans.

2.5                               Interest on the Loans.

A.                                    Rate of Interest; Type of Loan.

(i)                                     Subject to the provisions of Sections 2.5E, 2.8 and 2.9, each Loan shall bear interest on the unpaid principal amount thereof from the date made through the Maturity Date (whether by acceleration or otherwise) at a rate equal to (a) at all times such Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin or (b) at all times such Loan is a LIBOR Rate Loan, the sum of LIBOR plus the Applicable Margin.

(ii)                                  The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the Notice of Borrowing or a Conversion/Continuation Notice, as the case may be.

(iii)                               As soon as practicable after 11:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

B.                                    Interest Periods.  The applicable interest period (each an “Interest Period”) of each Borrowing of LIBOR Rate Loans shall be a one (1), two (2), three (3) or six (6) month period, as selected by the Borrower in the applicable Notice of Borrowing or Conversion/Continuation Notice, initially commencing on the date of the Loan or any Conversion/Continuation Date, as the case may be; provided that

(i)                                     in the case of immediately successive Interest Periods applicable to LIBOR Rate Loans, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

(ii)                                  if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iv) of this Section 2.5B, end on the last Business Day of a calendar month;

(iv)                              no Interest Period shall extend beyond the Maturity Date;

(v)                                 no more than ten (10) Interest Periods shall be outstanding at any time;

(vi)                              subject to clause (vii) of this Section 2.5B, if the Borrower fails to specify an Interest Period for any Borrowing of LIBOR Rate Loans in the applicable Conversion/Continuation Notice or fails to give timely notice of the continuation of any outstanding Borrowing of LIBOR Rate Loans, the Borrower shall be deemed to have selected an Interest Period of one (1) month; and

(vii)                           until the earlier of (x) the date that is 30 days after the Effective Date and (y) the date that the Lead Arrangers notify the Borrower that the primary syndication of the Loans has been completed, all LIBOR Rate Loans shall have an Interest Period of one (1) week, if one week Interest Periods are available from all Lenders or, if one week Interest Periods are not available from all Lenders, all Loans shall be Base Rate Loans during such period.

C.                                    Interest Payments.  On each Interest Payment Date for a Loan, the Borrower shall pay an amount equal to the aggregate amount of interest that has accrued on such Loan since the Effective Date or the last Interest Payment Date for such Loan, as applicable.  In addition, interest on each Loan shall be payable upon any prepayment of such Loan (to the extent accrued on the amount being prepaid) and at maturity.

D.                                    Default Rate. Upon the occurrence and during the continuation of any Event of Default, (i) the Borrower shall no longer have the option to continue or convert into LIBOR Rate Loans, (ii) each LIBOR Rate Loan shall convert to a Base Rate Loan at the end of the Interest Period then in effect for such LIBOR Rate Loan, (iii) upon request of the Requisite Lenders, the outstanding principal amounts of all LIBOR Rate Loans shall bear interest (including post-petition interest in any case or proceeding under the Bankruptcy Code) at a rate per annum equal to two percent (2%) plus the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) plus the rate then applicable to Base Rate Loans, and (iv) upon request of the Requisite Lenders, all outstanding Base Rate Loans and, to the extent permitted by applicable law, other Obligations arising hereunder or under any other Loan Document shall bear interest (including post-petition interest in any case or proceeding under the Bankruptcy Code) at a rate per annum equal to two percent (2%) plus the rate then applicable to such Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Upon the occurrence and during the continuation of any Potential Event of Default under Section 7.13, (i) the outstanding principal amounts of all LIBOR Rate Loans shall bear interest (including post-petition interest in any case or proceeding under the Bankruptcy Code) at a rate per annum equal to two percent (2%) plus the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) plus the rate then applicable to Base Rate Loans, and (ii) all outstanding Base Rate Loans and, to the extent permitted by applicable law, other Obligations arising hereunder or under any other Loan Document shall bear interest (including post-petition interest in any case or proceeding under the Bankruptcy Code) at a rate per annum equal to two percent (2%) plus the rate then applicable to such Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Payment or acceptance of the increased rates of interest provided for in this Section 2.5D is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or Potential Event of Default or otherwise prejudice or limit any rights or remedies of Agents or Lenders.

E.                                      Computation of Interest.  Interest payable pursuant to Section 2.5A shall be computed (i) in the case of Base Rate Loans, on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of LIBOR Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

F.                                      Conversion/Continuation.

(i)                                     Subject to Section 2.9 and so long as no Potential Event of Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(a)                                  to convert at any time all or any part of any Borrowing in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000 from one Type of Loan to another Type of Loan; provided if any LIBOR Rate Loan is converted on a day other than the last day of an Interest Period therefor, the Borrower shall pay all amounts due under Section 2.8 in connection with such conversion; or
(b)                                 upon the expiration of any Interest Period applicable to any Borrowing LIBOR Rate Loans, to continue all or any portion of such Borrowing for a new Interest Period in a minimum amount of $5,000,000.

(ii)                                  The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to Base Rate Loans) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, LIBOR Rate Loans).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

G.                                    Additional Interest on LIBOR Rate Loans.  The Borrower shall pay to each Lender, so long as and to the extent such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as such term is defined in Regulation D), additional interest on the unpaid principal amount of each LIBOR Rate Loan of such Lender, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the LIBOR rate for the applicable Interest Period for such Loan from (b) the rate obtained by dividing such LIBOR rate by a percentage equal to 100% minus the Applicable Reserve Requirement (expressed as a percentage) of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan.  Such Lender shall as soon as practicable provide notice to the Administrative Agent and the Borrower of any such additional interest arising in connection with such Loan, which notice shall be conclusive and binding, absent demonstrable error.

2.6                               Fees.

(i)                                     Commitment Fee:  The Borrower agrees to pay to each Lender, for the period from the Effective Date until the Credit Date, a commitment fee (the “Commitment Fee”) on such Lender’s then current unused Commitment, determined by reference to the pricing grid set forth in the definition of Applicable Margin.  The Commitment Fee shall be paid quarterly in arrears and on the Credit Date or the date of the termination of the Commitments to the Administrative Agent at its Funding and Payment Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.  The Commitment Fee shall be calculated on the basis of a 360 day year and the actual number of days elapsed.

(ii)                                  Lead Arrangers’ Fees.  In addition to the foregoing fees, the Borrower agrees to pay to the Lead Arrangers and the Agents such other fees in the amounts and at the times separately agreed upon in the Fee Letters.

2.7                               Provisions Regarding Payments.

A.                                    Voluntary Prepayments.

(i)                                     Any time and from time to time:

(a)                                  the Borrower may prepay any Borrowing of Base Rate Loans on any Business Day in whole or in part, in an aggregate principal amount of $5,000,000 or a higher integral multiple of $1,000,000; and
(b)                                 the Borrower may prepay any Borrowing of LIBOR Rate Loans on any Business Day in whole or in part in an aggregate principal amount of $5,000,000.

(ii)                                  All prepayments shall be made upon prior written or telephonic notice received by the Administrative Agent not later than 11:00 a.m. (New York City time):

(a)                                  In the case of Base Rate Loans, on the date of such prepayment; and

(b)                                 In the case of LIBOR Rate Loans, two (2) Business Days’ prior to the date of such prepayment;

and, if such notice is given by telephone, such notice shall be promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for the Loans by facsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

B.                                    Voluntary Commitment Reductions.

(i)                                     The Borrower may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by facsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the unused Commitments; provided any such partial reduction of the Commitments shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000.

(ii)                                  The Borrower’ notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share thereof.

C.                                    Mandatory Prepayments.

(i)                                     The Borrower shall, on the date and in the amount of the receipt by the Borrower or any of its Subsidiaries as to which the transfer of funds to the Borrower would not result in adverse tax consequences of Net Cash Proceeds from (a) the incurrence or issuance of debt (including pursuant to a public offering, a private placement or a syndicated bank financing (other than borrowings under the Borrower’s Credit Agreement dated as of December 16, 2005 with the lenders parties thereto and CNAI, as administrative agent, that not used directly or indirectly to finance the Mayne Pharma Acquisition) or (b) the issuance of equity or equity-linked transactions in the capital markets, repay the Loans in an aggregate amount equal to the amount of such Net Cash Proceeds.

(ii)                                  If the Term Loans have been, or substantially contemporaneously with the receipt of Net Cash Proceeds as described in this paragraph (ii) will be, repaid or prepaid in full, the Borrower shall, on the date and in the amount of the receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds from any Asset Sale (other than the Net Cash Proceeds of the Divestiture in an amount not to exceed $12,000,000 and other than to the extent that (x) the Net Cash Proceeds of such Asset Sale are less than $1,000,000 for any single transaction or series of related transactions or (y) the Net Cash Proceeds of all Asset Sales after the date hereof are less than $30,000,000 in the aggregate), repay the Loans in an aggregate amount equal to the amount of such Net Cash Proceeds that are not used by the Borrower to prepay the Term Loans (rounded downward to the nearest $5,000,000 increment, with such rounded amount applied in accordance with the proviso to this Section 2.7.C.(ii)); provided, that, if the Borrower has previously made a mandatory prepayment of Loans in accordance with this Section 2.7.C.(ii), no further mandatory prepayment shall be required until the amount of Net Cash Proceeds of the nature described above again exceed $5,000,000.

D.                                    Application of Prepayments/Reductions.  Unless otherwise specified by the Borrower in a notice of prepayment,

(a) any amount to be applied pursuant to Section 2.7A or C shall be applied to prepay Loans to the full extent thereof.

(b) considering each Type of Loan being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.9C.

E.                                      General Provisions Regarding Payments.

(i)                                     Manner and Time of Payment.  All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Funding and Payment Office for the account of the Lenders; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(ii)                                  Payments on Business Days.  Subject to the provisions of Section 2.5B with respect to Interest Periods, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(iii)                               Application of Payments to Principal and Interest.  All payments in respect of the principal amount of the Loans shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iv)                              Distribution to Lenders.  The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(v)                                 Withdrawal of Notice.  Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(vi)                              Authorization to Charge Accounts.  The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(vii)                           Non-Conforming Payments.  The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Potential Event of Default or Event of Default in accordance with the terms of Section 7.1.  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.5D from the date such amount was due and payable until the date such amount is paid in full.

2.8                               Increased Costs; Taxes.

A.                                    Compensation for Increased Costs and Taxes.  Subject to the provisions of Section 2.8B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

(i)                                     subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

(ii)                                  imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, Federal Deposit Insurance Corporation insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of LIBOR); or

(iii)                               imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such

Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for, and a calculation in reasonable detail of, the additional amounts owed to such Lender under this Section 2.8A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.                                    Withholding of Taxes.

(i)                                     Payments to Be Free and Clear.  All sums payable by the Borrower under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii)                                  Grossing-up of Payments.  If the Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Borrower to the Administrative Agent or any Lender under any of the Loan Documents:

(a)                                  the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;
(b)                                 the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender;
(c)                                  the sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date and retains a net sum equal to what it would have received and retained had no such deduction, withholding or payment been required or made; and
(d)                                 within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (b) above to pay, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(iii)                               Evidence of Exemption from U.S. Withholding Tax.

(a)                                  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof on the Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (x) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by the Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents.
(b)                                 Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to Section 2.8B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.
(c)                                  The Borrower shall not be required to pay any additional amount to any Non-US Lender under clause (c) of Section 2.8B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this Section 2.8B(iii); provided that if such Lender shall have satisfied the requirements of Section 2.8B(iii)(a) on the Effective Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this Section 2.8B(iii)(c) shall relieve the Borrower of its obligation to pay any additional amounts pursuant to clause (c) of Section 2.8B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(iv)                              If a payment is made by the Borrower under the foregoing provisions of this Section 2.8(B) for the account of any Lender and such Lender, in its sole opinion, determines that it has irrevocably received or been granted a credit against, or relief or remission from, or repayment or refund of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Lender (after such payment) in no worse position than it would have been had the Borrower not been required to make such deduction or withholding.  Nothing contained herein shall (i) interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit, (ii) oblige any Lender to disclose any information relating to its tax affairs or any computations in respect thereof or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credit, relief, remission, repayment or refund to which it may be entitled.

C.                                    Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Effective Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein after the Effective Date or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency issued after the Effective Date, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitment, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.  Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for, and calculation in reasonable detail of, the additional amounts owed to the Lender under this Section 2.8C, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.9                               Special Provisions Governing LIBOR Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

A.                                    Inability to Determine Applicable Interest Rate.  In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Borrowing of LIBOR Rate Loans, that by reason of circumstances affecting the interbank

LIBOR market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR Rate, the Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

B.                                    Illegality or Impracticability of LIBOR Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank LIBOR market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  Thereafter (a) such LIBOR Rate Loan shall be Converted into a Base Rate Loan and (b) the obligation of the Lenders to make LIBOR Rate Loans or to Convert Loans into LIBOR Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

C.                                    Compensation For Breakage.  The Borrower shall compensate each Lender upon written request by such Lender (which request shall set forth the basis for requesting such amounts and a calculation thereof in reasonable detail) for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds, but excluding lost profits) which that Lender may sustain:  (i) if for any reason (other than a default by such Lender) a LIBOR Rate Loan is not made on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on a date other than the last day of an Interest Period applicable to such LIBOR Rate Loan or (iii) if any prepayment of any LIBOR Rate Loan made by such Lender is not made on any date specified in a notice of prepayment given by the Borrower.

D.                                    Booking of LIBOR Rate Loans.  Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

E.                                      Assumptions Concerning Funding of LIBOR Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.9 and under Section 2.8A shall be made as though that Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to the definition of LIBOR in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.9 and under Section 2.8A and 2.8C.

2.10                        Defaulting Lenders.

Anything contained herein to the contrary notwithstanding, in the event that any Lender defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) its Loan (a “Defaulted Loan”), then (a) during the Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (b) to the extent permitted by Applicable Law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loan outstanding, and (ii) any mandatory prepayment of the Loans shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded the Defaulted Loan of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); and (c) the aggregate principal amount of all outstanding Loans as at any date of determination shall be calculated as if such Defaulting Lender had funded the Defaulted Loan of such Defaulting Lender.  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.10, performance by the Borrower of its Obligations shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.10.  The rights and remedies against a Defaulting Lender under this Section 2.10 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.11                        Removal or Replacement of a Lender.

Anything contained herein to the contrary notwithstanding, in the event that any Lender shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.8 or 2.9, if the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five (5) Business Days after receipt by such Lender of a written request for such withdrawal from the Borrower; then, with respect to each such Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loan in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 8.1 for a purchase price equal to the outstanding principal amount of the Loan assigned and accrued interest thereon through the date of assignment, to be paid by the Replacement Lender; provided that concurrently with such assignment, the Borrower shall pay any amounts payable to such Terminated Lender to the date of such assignment pursuant to Sections 2.8 or 2.9 or otherwise as if it were a prepayment.  Upon the completion of such assignment and the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.12                        Mitigation.

A.                                    Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loan of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.8 or 2.9, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitment of such Lender or the Loan of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.8 or 2.9 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitment or Loan through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment or Loan or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this Section 2.12 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.12 (setting forth in reasonable detail the basis for requesting such amount and a calculation thereof in reasonable detail) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

B.                                    Notwithstanding the provisions of Section 2.8, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Section 2.8 within 365 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 365 days before the date on which such Lender notifies the Borrower of such event or circumstance.

SECTION 3.     CONDITIONS PRECEDENT

3.1                               Conditions to Effectiveness.

The effectiveness of this Agreement is subject to the satisfaction of the following conditions:

A.                                    Credit and Organizational Documents.  The Borrower shall deliver or cause to be delivered to the Administrative Agent on behalf of each Lender the following:

(i)                                     sufficient copies of this Agreement originally executed and delivered by the Borrower for each Lender;

(ii)                                  copies of the Organizational Documents, dated a recent date prior to the Effective Date, certified as of the Effective Date (or a recent date prior to the Effective Date) by the appropriate governmental official or the secretary or an assistant secretary of the Borrower, as applicable;

(iii)                               resolutions of the board of directors of the Borrower approving and authorizing the execution, delivery and performance of the Loan Documents and certified as of the Effective Date by the secretary or an assistant secretary of the Borrower as being in full force and effect without modification or amendment;

(iv)                              signature and incumbency certificates of the officers of the Borrower executing the Loan Documents on behalf of the Borrower;

(v)                                 a good standing certificate or certificate of existence, as applicable, from the Secretary of State (or similar official) from the jurisdiction of formation of the Borrower, certified as of the Effective Date (or a recent date prior to the Effective Date) (the matters referenced in subsections 3.1A(ii)-(v) to be addressed in a secretary’s certificate substantially in the form of Exhibit VII);

(vi)                              a certificate from an officer of the Borrower substantially in the form of Exhibit VIII, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties contained in this Agreement and the other Loan Documents are true, correct and complete (other than any such representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true, correct and complete as of such earlier date); that the Borrower and its Subsidiaries are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated by this Agreement, that would constitute an Event of Default or a Potential Event of Default (excluding a Potential Event of Default under Section 7.13);

(vii)                           a certificate from the Chief Financial Officer of the Borrower attesting that, before and immediately after giving effect to the Transaction, the Borrower is and will be Solvent; and

(viii)                        such other documents as the Administrative Agent on behalf of the Lenders may reasonably request.

B.                                    Opinions of Counsel.  The Administrative Agent shall have received originally executed copies of one or more favorable written opinions of (i) Brian J. Smith, Senior Vice President and General Counsel of the Borrower, and (ii) Mayer, Brown, Rowe & Maw, LLP, special New York counsel for the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Effective Date.

C.                                    PATRIOT Act.  Each of the Lenders shall have received, at least two (2) Business Days in advance of the Effective Date, all documentation and other information required by Governmental Authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including as required by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (the “Patriot Act”).  Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or such Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

D.                                    No Undisclosed Material Adverse Change.  Except as disclosed in writing by the Borrower to the Administrative Agent and the Lenders on or prior to the Effective Date, no event shall have occurred (including (i) the filing of, or any adverse determination in, any action, suit, investigation, litigation, arbitration or proceeding (whether administrative, judicial or otherwise) affecting the Borrower or any of its Subsidiaries before any Governmental Authority or arbitrator, (ii) any event arising under any Environmental Law or relating to any Hazardous Materials Activity or (iii) the assertion of any Environmental Claim) that has had, or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2                               Conditions Precedent to each Loan.

The obligation of each Lender to make its Loan hereunder is subject to the Effective Date having occurred and the satisfaction of the following conditions, which (except for the conditions that require effectiveness of the Scheme and consummation of the Acquisition) shall be conclusively tested no later than 8:00 a.m., Sydney time, on the Second Court Date (as defined in the Implementation Agreement):

A.                                    Notice of Borrowing.  The Administrative Agent shall have received, in accordance with the provisions of Section 2.1B, an originally executed Notice of Borrowing signed by the Borrower.

B.                                    Representations and Warranties.  The representations and warranties set forth in Section 4 shall be true, correct and complete in all material respects on and as of the date of such Loan to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date, (it being understood that, notwithstanding that any representation or warranty contained herein with respect to Mayne Pharma, its Subsidiaries or their businesses is not true, correct and complete in all material respects on and as of the relevant date, the Lenders shall be obligated to make their Loans unless the Borrower or the relevant Subsidiary has the right to terminate its obligations under the Implementation Agreement as a result of breach by Mayne Pharma of the corresponding representation or warranty in the Implementation Agreement).

C.                                    No Default.  No Event of Default or a Potential Event of Default (excluding a Potential Event of Default under Section 7.13) shall have occurred and be continuing, or would result from, the Loans.

D.                                    Payment of Amounts Due.  The Borrower shall have paid to the Lead Arrangers and the Agents, all reasonable out-of-pocket costs, fees (including those fees due on the date of the Mayne Pharma Acquisition referred to in Section 2.6), expenses (including reasonable legal fees and expenses of a single U.S. counsel) and other compensation payable on the date of the Mayne Pharma Acquisition.

E.                                      The Acquisition.  (i) The Implementation Agreement shall not have been altered, amended or otherwise changed or supplemented, in each case in any respect materially adverse to the Lenders, or any condition therein waived, without the prior written consent of the Lead Arrangers.

(ii)                                  There shall not have occurred any event, occurrence or matter which individually or when aggregated with all such events, occurrences or matters:

(a)                                  diminishes, or could reasonably be expected to diminish (whether now or in the future) (x) the consolidated net assets of Mayne Pharma and its Subsidiaries by an amount of at least 10% of the consolidated net tangible assets of Mayne Pharma and its Subsidiaries as disclosed in its audited balance sheet as at June 30, 2006; or (y) the consolidated net profit after tax of Mayne Pharma and its Subsidiaries in each of the financial years ending June 30, 2007, June 30, 2008 and June 30, 2009 by an amount of at least 7,000,000 Australian dollars (which amount shall be calculated after taking into account any event, occurrence or matter not disclosed prior to the date of the Implementation Agreement which has or could reasonably be expected to have a positive effect in each of the three aforementioned financial years);

(b)                                 has the result that Mayne Pharma and its Subsidiaries are unable to carry on their business in substantially the same manner as carried on as at the date of the Implementation Agreement; or

(c)                                  which otherwise materially and adversely affects the prospects of Mayne Pharma and its Subsidiaries,

other than an event, occurrence or matter (x) which relates to changes in prices of products sold by Mayne Pharma and its Subsidiaries in response to changes in market conditions consistent with past practice, (y) required to be done or procured by Mayne Pharma and its Subsidiaries in connection with the Acquisition or (z) disclosed by Mayne

Pharma and its Subsidiaries in the disclosure letter attached to the Implementation Agreement.

(iii)                               All of the conditions precedent set forth in Section 3.1 of the Implementation Agreement shall have been satisfied and the Scheme shall have become effective in accordance with applicable law.

F.                                      No Undisclosed Material Adverse Change.  Except as disclosed in writing by the Borrower to the Administrative Agent and the Lenders on or prior to the Credit Date, no event shall have occurred (including (i) the filing of, or any adverse determination in, any action, suit, investigation, litigation, arbitration or proceeding (whether administrative, judicial or otherwise) affecting the Borrower or any of its Subsidiaries before any Governmental Authority or arbitrator, (ii) any event arising under any Environmental Law or relating to any Hazardous Materials Activity or (iii) the assertion of any Environmental Claim) that has had, or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

G.                                    Additional Documents.  The Administrative Agent shall have received each additional document, certificate, instrument, legal opinion or other item reasonably requested by it.

SECTION 4.     REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to make each Loan hereunder, the Borrower represents and warrants to each Agent and each Lender that the following statements are true, correct and complete:

4.1                               Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.                                    Organization and Powers.  The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing, as applicable, under the laws of its jurisdiction of organization, except, in the case of any Subsidiary of the Borrower, where the failure to be so organized, existing or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.  The Borrower and each of its Subsidiaries has all requisite power and authority to own, lease and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and to carry out the transactions contemplated thereby.

B.                                    Qualification and Good Standing.  The Borrower and each of its Subsidiaries is duly qualified to do business and in good standing, as applicable, in every jurisdiction in which its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

4.2                               Authorization of Borrowing, etc.

A.                                    Authorization of Borrowing, etc.  The execution, delivery and performance of each Loan Document have been duly authorized by all necessary action on the part of the Borrower.

B.                                    No Conflict.  The execution, delivery and performance by the Borrower of each Loan Document and the consummation of the transactions contemplated thereby do not and will not (i) violate any provision of any Applicable Law with respect to the Borrower or any of its Subsidiaries, any of the Organizational Documents of the Borrower or any order, judgment or decree of any Governmental Authority binding on the Borrower or any of its Subsidiaries, except to the extent such violation would not be reasonably expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries, except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries, or (iv) require any approval of stockholders, partners or members or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to Administrative Agent.

C.                                    Governmental Consents.  The execution, delivery and performance by the Borrower of each Loan Document and the consummation of the transactions contemplated thereby do not and will not require any Governmental Authorization (other than, prior to the Credit Date, Governmental Authorizations required to complete the Mayne Pharma Acquisition).

D.                                    Binding Obligation.  Each Loan Document has been duly executed and delivered by the Borrower and is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.3                               Disclosure.

No representation or warranty of the Borrower or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to any Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Agents and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4.4                               Financial Condition.

The Borrower has heretofore delivered to the Administrative Agent the audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005 and the related audited consolidated statements of income, stockholders’ equity and cash flows of the

Borrower for the Fiscal Year then ended, together with all related notes and schedules thereto.  All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  Neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case could reasonably be expected to have a Material Adverse Effect.

4.5                               No Material Adverse Change.

Except as disclosed in the Borrower’s filings with the Securities and Exchange Commission prior to September 20, 2006, no event or change occurred during the period from December 31, 2005 through September 20, 2006 that had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6                               Intellectual Property Matters.

Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyright registrations, copyright applications, issued patents, patent applications, trademarks, trademark applications, trademark registrations, trademark rights, service marks, service mark applications, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights (except for the expiration of patents in the ordinary course), and neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except to the extent any such revocation, termination, or infringement could not reasonably be expected to have a Material Adverse Effect.

4.7                               No Litigation; Compliance with Laws.

Except for the matters disclosed in the Borrower’s filings with the Securities and Exchange Commission prior to September 20, 2006, as of such date there were no actions, suits, proceedings (whether administrative, judicial or otherwise), litigations, arbitrations or governmental investigations (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), that were pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries and that, individually or in the aggregate, could have reasonably been expected to result in a Material Adverse Effect.  Prior to September 2006 and as of such date, neither the Borrower nor any of its Subsidiaries was subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any Governmental Authority, domestic or foreign, that, individually or in the aggregate, could reasonably have been expected to result in a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is in violation of any Applicable Laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8                               No Default.

Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.9                               Governmental Regulation.

Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.10                        Securities Activities.

Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.11                        Employee Benefit Plans.

A.                                    Each of the Borrower and its ERISA Affiliates is in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service or has submitted or will submit a request for such a determination letter within the applicable remedial amendment period.

B.                                    No material liability to the PBGC (other than required premium payments) or the Internal Revenue Service has been or is expected to be incurred by the Borrower or any of its ERISA Affiliates with respect to any Employee Benefit Plan, and no ERISA Event has occurred or is reasonably expected to occur, other than ERISA Events for which the liability has been satisfied in full or is immaterial in amount.

C.                                    As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower or any of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not expected to be material.  The Borrower and each of its Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.12                        Environmental Protection.  As of September 20, 2006:

A.                                    Neither the Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations was subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably have been expected to have a Material Adverse Effect.

B.                                    Neither the Borrower nor any of its Subsidiaries had received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, except to the extent that such letter or request could not reasonably have been expected to have a Material Adverse Effect.

C.                                    There were not and, to the Borrower’s and each of its Subsidiaries’ knowledge, had not been any condition, occurrence, or Hazardous Materials Activity which could reasonably have been expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably have been expected to have a Material Adverse Effect.

D.                                    Compliance with all then-current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not, individually or in the aggregate, reasonably have been expected to give rise to a Material Adverse Effect.

E.                                      Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any predecessor of the Borrower or any Subsidiary of such predecessor, had filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Borrower’s nor any of its Subsidiaries’ operations involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R.  Parts 260 270 or any state equivalent, except to the extent that any of the foregoing could not reasonably have been expected to have a Material Adverse Effect.

F.                                      No event or condition had occurred or was occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate had had, or could reasonably have been expected to have, a Material Adverse Effect.

4.13                        Pari Passu.

The Obligations and any other claims of the Lead Arrangers, the Agents and the Lenders arising hereunder or under any of the Loan Documents rank at least pari passu with the claims of all of the Borrower’s other senior unsecured creditors, except those creditors whose claims are preferred by any bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

4.14                        Restrictions.

There are no contractual restrictions on the Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any such Subsidiary to the Borrower, other than prohibitions or restrictions permitted under Section 6.4.

SECTION 5.     AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as the Commitments shall remain in effect and until payment in full of all Obligations (other than Surviving Obligations), unless the provisions of this Section 5 are waived or amended in accordance with Section 8.5, the Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1                               Financial Statements and Other Reports.

The Borrower will deliver to Administrative Agent:

(i)                                     Quarterly Financial Statements:  as soon as available, and in any event within 45 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then-current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of the Borrower as fairly presenting, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP, subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments;

(ii)                                  Annual Financial Statements:  as soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and certified by the chief financial officer of the Borrower as fairly presenting, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flows for the periods indicated; and (ii) with respect such consolidated financial statements a report thereon of Deloitte and Touche LLP or other independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to the Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(iii)                               Compliance Certificate:  together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(i) and 5.1(ii), a duly executed and completed Compliance Certificate;

(iv)                              Filings:  promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent by the Borrower to its shareholders or other security holders, and (b) all material information filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission or any national securities exchange;

(v)                                 Notice of Default, etc.:  promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of the Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default or that notice has been given to the Borrower or any of its Subsidiaries with respect thereto, (b) that any Person has given any notice to the Borrower or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.2, or (c) of the occurrence of any event or change that has caused or evidences, either in any case individually or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(vi)                              Notice of Litigation:  promptly upon (and in any event within five (5) Business Days after) any officer of the Borrower obtaining knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding, order, consent decree, settlement (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any of their respective property, including of the type described in Section 4.17 (collectively, “Proceedings”) or (b) any material development in any such Proceeding that, in the case of either (a) or (b) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower or such Subsidiary to enable Lenders and their counsel to evaluate such matters;

(vii)                           Change in Rating:  promptly upon (and in any event within five (5) Business Days after) obtaining knowledge thereof, written notice of any changes in the rating given the Borrower’s long-term senior unsecured debt by Moody’s or S&P;

(viii)                        ERISA:  (i) promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the United States Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(ix)                                Environmental Reports and Audits:  as soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any property, plant or other Facility or which relate to any environmental liabilities of the Borrower or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(x)                                   Public Filings:  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or distributed by the Borrower to its shareholders generally; and

(xi)                                Other Information:  with reasonable promptness, such other information and data with respect to the Borrower and its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender.

5.2                               Books and Records.

The Borrower will, and will cause each of its Subsidiaries to keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all material dealings and transactions in relation to its business and activities and permit representatives or agents of the Administrative Agent or any Lender to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records upon reasonable prior notice during normal business hours and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and independent public accountants of the Borrower and its Subsidiaries so long as the Borrower is provided the opportunity to participate in such discussions.

5.3                               Existence.

Except as otherwise permitted by Section 6.6, the Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, privileges, licenses and franchises material to its business; provided that neither the Borrower nor any of its Subsidiaries shall be required to preserve any such right, privilege, license or franchise if management of the Borrower or such Subsidiary shall reasonably determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to the Borrower or the Lenders.

5.4                               Insurance.

The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

5.5                               Payment of Taxes and Claims.

The Borrower will, and will cause each of its Subsidiaries to, pay all federal income Taxes and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided no such Tax need be paid (a) if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor or (b) if the aggregate amount of all unpaid Taxes that have not been paid by the Borrower and its Subsidiaries (excluding amounts being contested as provided in clause (a)) does not exceed $5,000,000 and could not reasonably be expected to have a Material Adverse Effect.  The Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than the Borrower or any of its Subsidiaries).

5.6                               Payment and Performance of Obligations.

The Borrower will, and will cause each of its Subsidiaries to, pay and perform all Obligations under this Agreement and the other Loan Documents.

5.7                               Maintenance of Properties.

The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.8                               Compliance with Laws.

The Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9                               Use of Proceeds.

A.                                    Proceeds of Loans.  The proceeds of each Loan shall be used (i) to effect the Mayne Pharma Acquisition and (ii) to pay costs and expenses in connection with the Transaction.

B.                                    Margin Regulations.  No part of the proceeds of the Loans made to the Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.10                        Claims Pari Passu.

The Borrower shall ensure that at all times the Obligations and any other claims of the Lead Arrangers, the Agents and the Lenders arising hereunder or under any other Loan Document rank at least pari passu with the claims of the Borrower’s other senior unsecured creditors, except those creditors whose claims are preferred by any bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

5.11                        Further Assurances.

At any time or from time to time upon the request of the Administrative Agent, the Borrower will, and will cause each of its Subsidiaries to, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents.

SECTION 6.     NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of all Obligations (other than Surviving Obligations), unless the provisions of this Section 6 are waived or amended in accordance with Section 8.5, the Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1                               Liens.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i)                                     Liens existing on the Effective Date and described on Schedule 6.1 hereto and other Liens securing Indebtedness existing on the Effective Date the individual principal amount of which does not exceed $500,000;

(ii)                                  Liens imposed by law for Taxes that are not yet required to be paid pursuant to Section 5.5;

(iii)                               statutory Liens of landlords, banks (including rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and material men, and other Liens imposed by law, in each case incurred in the ordinary course of business for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(iv)                              deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness) incurred in the ordinary course of business;

(v)                                 easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title to real property of the Borrower or any Subsidiary of the Borrower, in each case which do not and will not, individually or in the aggregate, interfere in any material respect with the use or value thereof;

(vi)                              any interest or title of a lessor or sublessor under any operating or true lease of real estate entered into by the Borrower or one of its Subsidiaries in the ordinary course of its business covering only the assets so leased;

(vii)                           Liens securing Indebtedness pursuant to Capital Leases; provided that (a) such Liens are only in respect of the property or assets subject to, and secure only, such Capital Leases, (b) Indebtedness of Subsidiaries under Capital Leases shall be limited by the provisions of Section 6.2 and (c) the aggregate amount of all Indebtedness of the Borrower under Capital Leases shall not at any time exceed $25,000,000;

(viii)                        purchase money Liens in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or one of its Subsidiaries; provided that (a) such Lien secures Indebtedness permitted by Section 6.2), (b) such Lien is incurred, and the Indebtedness secured thereby is created, within ninety

(90) days after completion of such acquisition (or construction), (c) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (d) such Lien does not apply to any other property or assets of the Borrower or any of its Subsidiaries;

(ix)                                Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)                                   licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary; and

(xi)                                Liens on assets of Persons acquired after the Effective Date subject to the terms of this Agreement; provided that such Liens exist at the time such Person becomes a Subsidiary and were not created in anticipation thereof;

(xii)                             Liens incurred in connection with Qualified Receivables Transactions;

(xiii)                          Any Lien incurred to renew, extend or refinance obligations secured by a Lien referred to in clause (viii) or (xi) above, provided that (a) the principal or face amount of the obligations secured by any such Lien does not exceed the outstanding principal or face amount of the obligations so renewed, extended or refinanced immediately prior to such renewal, extension or refinancing and (b) any such Lien attaches solely to the assets that secured the obligations so renewed, extended or refinanced; and

(xiv)                         Liens not otherwise permitted by the foregoing clauses of this Section 6.1 securing obligations in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Worth.

Notwithstanding any of the foregoing exceptions, the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon the Capital Stock of any of its Subsidiaries or any Indebtedness owed to it by the Borrower or any of its Subsidiaries.

6.2                               Indebtedness.

The Borrower shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)                                     Indebtedness owing by any wholly-owned Subsidiary of the Borrower to the Borrower or another wholly-owned Subsidiary of the Borrower;

(ii)                                  Indebtedness existing on the Effective Date and set forth on Schedule 6.2, but, in each case, not any extensions, renewals or replacements of such Indebtedness except (a) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (b) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended or are otherwise on substantially then prevailing market terms, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided such Indebtedness permitted under the immediately preceding clause (a) or (b) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Potential Event of Default or Event of Default has occurred and is continuing or would result therefrom;

(iii)                               Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within seven (7) Business Days of its incurrence;

(iv)                              Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any of its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(v)                                 Indebtedness incurred by any Subsidiary of the Borrower arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with permitted dispositions of any business or asset (including the stock of any Subsidiary of the Borrower);

(vi)                              Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries;

(vii)                           guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(viii)                        Indebtedness (including guarantees of any such Indebtedness) of a Subsidiary located in a country other than the U.S.; provided that the outstanding principal amount of all Indebtedness permitted by this clause (viii) (without double counting guarantees of any such Indebtedness) shall not at any time exceed $100,000,000;

(ix)                                the Obligations; and

(x)                                   other Indebtedness in an aggregate principal amount at any time outstanding not to exceed 15% of Consolidated Net Worth.

6.3                               Acquisitions.

The Borrower will not, and will not permit any of its wholly-owned Subsidiaries to, make any Acquisition (other than the Mayne Pharma Acquisition and (ii) any Acquisition by the Borrower or a wholly-owned Subsidiary of the Borrower of a wholly-owned Subsidiary of the Borrower) if an Event of Default or Potential Event of Default exists or would result therefrom.

6.4                               Restrictions on Subsidiary Distributions.

Except as provided herein, the Borrower shall not, and shall not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower, other than restrictions (i) existing under this Agreement, (ii) in agreements evidencing Indebtedness pursuant to Capital Leases permitted by Section 6.2 that impose restrictions on the property so acquired (except that such agreements shall not in any manner limit the ability of the Borrower or any Subsidiary of the Borrower to pay dividends or make any other distribution), (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business, (iv) by reason of customary subordination provisions in any guaranty or similar arrangement (including any arrangement of the type described in clause (vii), (viii) or (ix) of the definition of “Indebtedness” or (v) imposed on a Subsidiary pursuant to an agreement which has been entered into in connection with the disposition of all of substantially all of the capital stock or assets of such Subsidiary.

6.5                               Restricted Payments.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, pay, make or set aside any sum for any Restricted Payment if an Event of Default or a Potential Event of Default exists or would result therefrom.

6.6                               Restriction on Fundamental Changes and Asset Sales.

The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sub-lessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, assets or property; provided that (a) the Borrower and its Subsidiaries may make Acquisitions permitted by Section 6.3; and (b) so long as no Event of Default or Potential Event of Default exists or would result therefrom:

(i)                                     any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary or to the Borrower;

(ii)                                  any Subsidiary may merge or consolidate with or into another Person, convey, transfer, lease or otherwise dispose of all or any portion of its assets so long as (A) the consideration received in respect of such merger, consolidation, conveyance, transfer, lease or other disposition is at least equal to the fair market value of such assets and (B) no Material Adverse Effect could reasonably be expected to result from such merger, consolidation, conveyance, transfer, lease or other disposition; and

(iii)                               the Borrower may merge with any other Person so long as the Borrower is the surviving entity.

6.7                               Conduct of Business.

From and after the Effective Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any material business or conduct any activities other than (a) businesses conducted by the Borrower and its Subsidiaries as of the Effective Date, (b) businesses conducted by Mayne Pharma and its Subsidiaries as of September 20, 2006 and (c) and businesses reasonably related to the foregoing.

6.8                               Fiscal Year.

The Borrower shall not make or permit, or permit any of its Subsidiaries to make or permit, any change in its fiscal year, provided that Mayne Pharma or any Subsidiary thereof may make any change that is necessary or appropriate to cause its fiscal year to correspond with the Borrower’s fiscal year.

6.9                               Subordinated Indebtedness.

The Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any optional payment or any payment pursuant thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to the Borrower or the Lenders.

6.10                        Transactions with Shareholders and Affiliates.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service or the making of any intercompany loan) with any Affiliate of the Borrower or any of its Subsidiaries, any holder of Capital Stock or other interests in the Borrower or any of its Subsidiaries, or any such Affiliate of any such holder, on fair and reasonable terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s length transaction from a Person who is not such a holder or Affiliate; provided the foregoing restriction shall not apply to (a) any transaction between the Borrower and its Subsidiaries or between such Subsidiaries to the extent otherwise permitted hereunder; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business; (d) transactions described on Schedule 6.10; and (e) transactions in connection with Qualified Receivables Transactions permitted under this Agreement.

6.11                        Financial Covenants.

A.                                    Interest Coverage Ratio.  The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than the ratio shown below opposite such last day:

Fiscal Quarter Ending	Ratio
December 31, 2006	4.00 to 1
March 31, 2007	4.00 to 1
June 30, 2007	4.50 to 1
September 30, 2007	4.75 to 1
December 31, 2007 and thereafter	5.00 to 1

B.                                    Leverage Ratio.  The Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter to exceed the ratio shown below opposite such last day:

Fiscal Quarter Ending	Ratio
December 31, 2006	4.50 to 1
March 31, 2007	4.50 to 1
June 30, 2007	4.00 to 1
September 30, 2007	3.50 to 1
December 31, 2007 and thereafter	3.25 to 1

C.                                    Certain Calculations.  With respect to any period during which a Permitted Acquisition (excluding the Acquisition by the Borrower or a Subsidiary of Bresagen Limited) or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.11, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period.

6.12                        Interest Rate Agreements and Currency Agreements.

The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Interest Rate Agreement or Currency Agreement after the Effective Date except Interest Rate Agreements and Currency Agreements entered into to hedge or manage bona fide risks to which the Borrower or any such Subsidiary is exposed in the conduct of its business or the management of its liabilities (and, in any event, not for speculative purposes).

SECTION 7.     EVENTS OF DEFAULT

If any of the following conditions or events (each an “Event of Default”) shall occur:

7.1                               Failure to Make Payments When Due.

Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due under this Agreement within five (5) days after the date due; or

7.2                               Default in Other Agreements.

Failure of the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1 above) in excess of $20,000,000 in the aggregate and in each case beyond the end of any grace period provided therefor, if any; or (ii) breach or default by the Borrower or any of its Subsidiaries with respect to any other material term of (a) one or more items of such Indebtedness or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the end of any grace period provided therefor, if any, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

7.3                               Breach of Certain Covenants.

Failure of the Borrower to perform or comply with any term or condition contained in Sections 5.1(v)(a), 5.3 (solely with respect to (1) the existence of the Borrower and (2) the failure of the Borrower to preserve or keep in full force and effect its rights, privileges, licenses and franchises if such failure would reasonably be expected to have a Material Adverse Effect), 5.9 or 6 of this Agreement; or

7.4                               Breach of Representation or Warranty.

Any representation, warranty, certification or other statement made by the Borrower in any Loan Document or in any statement or certificate at any time given by the Borrower in writing pursuant thereto or in connection therewith shall be false in any material respect on the date as of which made; or

7.5                               Other Defaults Under Loan Documents.

The Borrower shall default in the performance of or compliance with any term contained in this Agreement or any other Loan Document (other than those specified in Sections 7.1, 7.2, 7.3 and 7.4) and such default or non-compliance shall not be cured or waived within thirty (30) days after the Borrower shall have received notice from the Administrative Agent of such default; or

7.6                               Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any the Borrower or any of its Significant Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Significant Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, examiner, custodian or other officer having similar powers over the Borrower or any of its Significant Subsidiaries, or over all or a substantial part of their respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, examiner or other custodian of the Borrower or any of its Significant Subsidiaries for all or a substantial part of their respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Significant Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days unless dismissed, bonded or discharged; or

7.7                               Voluntary Bankruptcy; Appointment of Receiver, etc.

The Borrower or any of its Significant Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Significant Subsidiaries shall make any assignment for the benefit of creditors; or the Borrower or  any of its Significant Subsidiaries shall be unable, or shall fail generally, or shall admit in writing their respective inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any of its Significant Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 7.7 or in Section 7.6 above; or

7.8                               Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving in excess of $20,000,000 (not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Subsidiaries, or any of their respective assets, and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

7.9                               Dissolution.

Any order, judgment or decree shall be entered against the Borrower or any of its Subsidiaries decreeing the dissolution or split up of such Person; or

7.10                        Employee Benefit Plans.

There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $10,000,000 during the term of this Agreement; or there shall exist any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

7.11                        Change in Control.

A Change of Control shall occur; or

7.12                        Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) this Agreement for any reason shall cease to be in full force and effect (other than by reason of the satisfaction in full of the Obligations) or shall be declared null and void, or (ii) the Borrower shall contest the validity or enforceability of any Loan Document, or deny that it has any further liability under any Loan Document; or

7.13                        Material Adverse Change.

(i) Since September 20, 2006 and on or prior to the Credit Date, the Borrower shall have notified the Lenders of the occurrence of, or there shall have occurred, a material adverse change in the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (ii) any representation or warranty made with respect to Mayne Pharma, its Subsidiaries or their businesses is not true, correct and complete in all material respects on and as of the relevant date or (iii) any bona fide action, suit, investigation, litigation or proceeding (whether administrative, judicial or otherwise) affecting the Borrower or any of its Subsidiaries shall be pending or threatened against any court, Governmental Authority or arbitrator that could be reasonably expected to, individually or in the aggregate, materially impair the transactions contemplated by the Loan Documents or in any manner call into question or challenge this Agreement or the making of the Loans, and in each case, 30 days shall have elapsed after the Credit Date;

THEN, (1) upon the occurrence of any Event of Default described in Section 7.6 or 7.7, automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Borrower by the Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower:  (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations.

SECTION 8.     MISCELLANEOUS

8.1                               Assignments and Participations in Loans.

A.                                    Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of Loans and its Commitment):  (i) to any Person meeting the criteria of clause (A) of the definition of the term of “Eligible Assignee” or to any Approved Fund upon the giving of notice to the Borrower and the Administrative Agent; and (ii) to any Person meeting the criteria of clause (B) of the definition of the term of “Eligible Assignee” and consented to by each of the Borrower and the Administrative Agent (such consent not to be (x) unreasonably withheld or delayed and, (y) in the case of the Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided further each such assignment pursuant to this Section 8.1A shall be in an aggregate amount of not less than $5,000,000, which such amount shall be reduced to $1,000,000 at any time an Event of Default shall have occurred and be continuing (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitment and Loans of the assigning Lender).

B.                                    Requirements.  The assigning Lender and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with (i) a processing and recordation fee of $3,500, and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.8B(iii).

C.                                    Acceptance and Notice of Assignment.  Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 8.1B (and any forms, certificates or other evidence required by this Agreement in connection therewith), the Administrative Agent shall record the information contained in such

Assignment Agreement in the Register, shall give prompt notice thereof to the Borrower and shall maintain a copy of such Assignment Agreement.

D.                                    Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Effective Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as its Commitment or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitment or Loans for its own account in the ordinary course of its business and without a view to distribution of its Commitment or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 8.1, the disposition of its Commitment or Loans or any interests therein shall at all times remain within its exclusive control).

E.                                      Effect of Assignment.  Subject to the terms and conditions of this Section 8.1, as of the “Effective Date” specified in the applicable Assignment Agreement:  (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 8.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding and (y) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note to the assigning Lender, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to evidence the Loans of the assignee and/or the assigning Lender.

F.                                      Certain Other Permitted Assignments.  In addition to any other assignment permitted pursuant to this Section 8.1, any Lender may assign and/or pledge all or any portion of its Loans, the other obligations owed by or to such Lender, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that no such assignment or pledge shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

G.                                    Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitment, Loans or other Obligations.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.  The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.9C and 2.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.1A; provided (i) a participant shall not be entitled to receive any greater payment under Section 2.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.8B unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.8B as though it were a Lender.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 8.5 as though it were a Lender, provided such participant agrees to be subject to Section 8.18 as though it were a Lender.

8.2                               Expenses.

Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (i) all the actual and reasonable costs and out-of-pocket expenses of preparation of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for the Borrower; (iii) the reasonable fees, out-of-pocket expenses and disbursements of a single U.S. counsel in connection with the negotiation, preparation and execution of the Loan Documents and any other documents or matters requested by the Borrower; (iv) all the actual and reasonable costs and out-of-pocket reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (v) all other actual and reasonable costs and out-of-pocket expenses incurred by each Lead Arranger, the Administrative Agent and each Syndication Agent in connection with the syndication of the Loans and the negotiation, preparation and execution of the Loan Documents and the transactions contemplated thereby; (vi) all actual and reasonable costs and out-of-pocket expenses incurred by the Administrative Agent in connection with any consents, amendments, waivers or other modifications of the Loan Documents (including the reasonable fees, out-of-pocket expenses and disbursements of counsel to the Administrative Agent in connection therewith); and (vii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including, without duplication, allocated costs of internal counsel) and costs of settlement, incurred by any Agent or Lender in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

8.3                               Indemnity.

A.                                    In addition to the payment of expenses pursuant to Section 8.2, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each of the Lead Arrangers and Agents and each Lender, and the respective partners, officers, directors, employees, agents, attorneys, and affiliates of each of the Lead Arrangers and each of the Agents and each Lender (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee or any of its Affiliates as determined by a final judgment of a court of competent jurisdiction.  As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including environmental claims), costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by the Borrower or any other Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreements to make the Loans hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents).

B.                                    To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 8.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

C.                                    To the extent permitted by applicable law, the Borrower and each of its Subsidiaries shall not assert, and each hereby waives, any claim against the Lenders, the Agents, the Lead Arrangers and their respective Affiliates, officers, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any other Loan Document, or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower and each of its Subsidiaries hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

8.4                               Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each of the Agents and each Lender (and each of their respective Affiliates) is hereby authorized by the Borrower at any time or from time to time subject, except in the case of an Event of Default under Section 7.1, 7.6 or 7.7, to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Agent or such Lender (or such Affiliate), and any of their respective affiliates, as the case may be, to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to such Agent or such Lender under this Agreement and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) such Agent or such Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said Obligations, or any of them, may be contingent or unmatured.

8.5                               Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that no amendment, modification, termination, waiver or consent shall, without the consent of each Lender affected thereby:  (i) extend the scheduled final maturity of any Loan; (ii) waive, reduce or postpone any scheduled repayment (but not prepayment); (iii) reduce the rate of interest on any Loan or any fee or other amount hereunder; (iv) extend the time for payment of any such interest, fees or other amounts; (v) reduce the principal amount of any Loan; (vi) amend, modify, terminate or waive any provision of this Section 8.5; (vii) amend, modify or replace the definition of “Requisite Lenders” or “Pro Rata Share”, or any provision of this Agreement which would alter the pro rata sharing of payments required hereunder; or (viii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further that no such amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by the Borrower therefrom, shall:  (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender; or (2) amend, modify, terminate or waive any provision of this Agreement as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

8.6                               Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

8.7                               Notices.

A.                                    Generally.  Unless otherwise specifically provided herein, all notices or other communications provided for hereunder between the Borrower and any other Person party hereto shall be in writing (including facsimile or electronic mail) and mailed, sent by overnight courier, telecopied, e-mailed, or delivered to, in the case of each signatory to this Agreement, at its address set forth on the signature pages hereto, or, as to each party, at such other address or to such other person as shall be designated by such party in a written notice to all other parties.  Any notice, request or demand to or upon the Borrower or any other Person party hereto shall not be effective until received.

B.                                    Intralinks.

(i)                                     The Borrower hereby agree that they will provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other Loan (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Potential Event of Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other Loan hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(ii)                                  The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(iii)                            THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(iv)                              The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

8.8                               Survival of Representations, Warranties and Agreements.

A.                                    All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

B.                                    Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in Sections 2.8, 2.9C, 8.2, 8.3 and 8.4 and the agreements of Lenders set forth in Sections 8.18, 9.2C and 9.4 shall survive the payment of the Loans and the termination of this Agreement.

8.9                               Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Lead Arranger, any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Lead Arranger, each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any other Loan Document.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

8.10                        Marshalling; Payments Set Aside.

No Agent or Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders) or the Administrative Agent or the Lenders enforce any security interests or exercises their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

8.11                        Severability.

In case any provision in or obligation under any Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations of such Loan Document, the other Loan Documents or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

8.12                        Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.13                        Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.14                        Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders (it being understood that each Lender’s rights of assignment are subject to Section 8.1).  The Borrower may not assign or delegate its rights or obligations hereunder or any interest therein without the prior written consent of each Lender.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees, and Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

8.15                        Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)                                    ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;
(II)                                WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;
(III)                            AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SET FORTH ON THE SIGNATURE PAGES HERETO;
(IV)                           AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;
(V)                               AGREES THAT EACH AGENT AND EACH LENDER RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND
(VI)                           AGREES THAT THE PROVISIONS OF THIS SECTION 8.15 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

8.16                        Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

8.17                        Confidentiality.

Each Agent and Lender shall hold all confidential, proprietary or non-public information regarding the Borrower and its Subsidiaries and their respective businesses which has been identified as confidential by any the Borrower and obtained pursuant to the requirements of this Agreement in accordance with such Agent’s or Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by the Borrower that in any event each Lender may make disclosures (i) to Affiliates of such Agent or Lender and the directors, officers, employees, agents, advisors and other representatives of such Agent or Lender and their Affiliates (and to other persons authorized by an Agent or Lender to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 8.17); (ii) reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any Lender of its Loans or any interest therein; (iii) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower or its Subsidiaries received by it from any of the Agents or any Lender; (iv) required or requested by any Governmental Authority or representative thereof; provided that unless specifically prohibited by applicable law, court order or similar regulatory process, each Agent and Lender shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Agent or Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; (v) to any other party hereto; (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vii) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and their Obligations; (viii) with the consent of the Borrower or (ix) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section 8.17 or (y) becomes available to any Agent, any Lender or their respective Affiliates on a nonconfidential basis from a source other than the Borrower so long as such Agent, such Lender or such Affiliate does not have knowledge that such source has an obligation to the Borrower to keep such information confidential; provided that in no event shall any Agent or Lender be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries.

8.18                        Ratable Sharing.

The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of commitment fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender), which is greater than the proportion received by any other Lender in respect to of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent of the receipt of such payment and (ii) apply a portion of such payment to purchase (for cash at face value) participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment), or such other adjustments as shall be equitable, in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrower and each of its Subsidiaries expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower or any of its Subsidiaries to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

8.19                        Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

8.20                        Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

8.21                        Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  As used herein, “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

SECTION 9.     AGENTS

9.1                               Appointment.

ABN AMRO and MSSF are hereby appointed as Syndication Agents hereunder, and each Lender hereby authorizes the Syndication Agents to act as its agents in accordance with the terms of this Agreement and the other Loan Documents.  Citicorp is hereby appointed by each Lender as the Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  Each Agent hereby agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of the Agents and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, each of the Agents shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

9.2                               Powers and Duties; General Immunity.

A.                                    Powers; Duties Specified.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.  Anything herein to the contrary notwithstanding, none of the Lead Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as a Lender hereunder.

B.                                    No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of the Borrower to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents (other than to confirm receipt of items required under this Agreement or any Loan Document to be delivered to such Agent) or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default (unless and until notice describing such Event of Default or Potential Event of Default is given to such Agent by the Borrower or any other Agent) or to make disclosures with respect to the foregoing.  Anything contained in this Agreement to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

C.                                    Exculpatory Provisions.  No Agent or any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other the Lenders as may be required to give such instructions under Section 8.5) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each of Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 8.5).

D.                                    Agents Entitled to Act as Lenders.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own Securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.  No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as an Agent under this Agreement.  In the event that Citicorp or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of the Borrower hereunder or under any other Loan Document by or on behalf of Citicorp in its capacity as the Administrative Agent for the benefit of any Lender under this Agreement or any Note (other than Citicorp or an Affiliate of Citicorp) and which is applied in accordance with this Agreement shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

9.3                               Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.

Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

9.4                               Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent, to the extent that the Administrative Agent shall not have been reimbursed by the Borrower to the full extent required by this Agreement or any other Loan Document, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that (a) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct and (b) no Lender shall be liable for the payment of any portion of an Indemnified Liability pursuant to this Section 9.4 unless such Indemnified Liability was incurred by the Administrative Agent in its capacity as such or by another Person acting for the Administrative Agent in such capacity.  If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5                               Successor Administrative Agent.

The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by the Requisite Lenders.  Upon any such notice of resignation or any such removal, the Requisite Lenders shall have the right, with, so long as no Potential Event of Default or Event of Default exists, the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), upon five (5) Business Days’ notice to the Borrower, to select a successor Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

9.6                               Acknowledgment of Potential Related Transactions.

The Borrower hereby acknowledge its understanding that each of the Lead Arrangers, each of the Agents and each of the Lenders may from time to time effect transactions (for its own account or the account of customers), and hold positions in loans or options on loans that may be the subject of this arrangement.  In addition, certain Affiliates of the Lenders are full service securities firms and as such may from time to time effect transactions (for its own account or the account of customers), and hold positions, in loans or options on loans or securities or options on securities that may be the subject of this arrangement.  In addition, each of the Lead Arrangers, each of the Agents and each of the Lenders may employ the services of its Affiliates in providing certain services hereunder and may, subject to Section 8.17, exchange with such Affiliates information concerning the Borrower and other companies that may be the subject of this arrangement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HOSPIRA, INC.

By:	/s/ Lori O. Carlson
Name: Lori O. Carlson
Title: Corporate Vice President and Treasurer

Notice Address:

275 N. Field Road
Lake Forest, IL 60064
Attention: Vice President and Treasurer
Tel:	(224) 212-2000
Fax:	(224) 212-3284
email: lori.carlson@hospira.com

CITICORP NORTH AMERICA, INC.,
as Lender and Administrative Agent

By:	/s/ Kevin A. Ege
Name: Kevin A. Ege
Title: Vice President

Notice Address:

Two Penns Way
New Castle, DE 19720
Attention: Bank Loan Syndications
Tel:	(302) 894-6010
Fax:	(212) 994-0961

with a copy to:

390 Greenwich Street
New York, NY 10013
Attention: Chris Snider
Tel:	(212) 816-8917
Fax:	(212) 816-8051
email: christopher.snider@citigroup.com

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ABN AMRO BANK N.V., as Lender

By:	/s/ Gina Brusatori
Name: Gina Brusatori
Title: Managing Director

By:	/s/ James W. Pierpont
Name: James W. Pierpont
Title: Corporate Managing Director

Notice Address:

540 West Madison Street, Suite 2100
Chicago, IL 60661
Attention: Loan Administration
Tel:	(312) 992-5150
Fax:	(312) 992-5155

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BANK OF AMERICA, N.A., as Lender

By:	/s/ Kevin R. Wagley
Name: Kevin R. Wagley
Title: Senior Vice President

Notice Address:

1850 Gateway Blvd.
Concord, CA 94520-3282
Attention: Pamela S. Greer-Tillman
Tel:	(925) 675-8453
Fax:	(888) 969-2786
email:

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MORGAN STANLEY SENIOR FUNDING, INC., as
Lender

By:	/s/ Elizabeth Hendricks
Name: Elizabeth Hendricks
Title: Vice President

Notice Address:

1633 Broadway, 25th Floor
New York, NY 10019
Attention: James Morgan/Larry Benison
Tel:	(212) 537-1470 / (212) 537-1439
Fax:	(212) 537-1867 / 1866
email:

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WACHOVIA BANK, NATIONAL ASSOCIATION, as
Lender

By:	/s/ James S. Conville
Name: James S. Conville
Title: Assistant Vice President

Notice Address:

201 South College Street CP9, NC 1183
Charlotte, NC 28288
Attention: Dianne Taylor
Tel:	(704) 715-1876
Fax:	(704) 715-0094
email:

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